Exhibit 10.2 NEO GENOMICS August 11, 2020 Michael A. Kelly Re: NeoGenomics, Inc. Board and Audit Committee Appointments Dear Michael: On behalf of the entire Board of Directors (the "Board") of NeoGenomics, Inc., a Nevada corporation (the "Company"), it is my sincere pleasure to provide this written confirmation of your appointment to the Company's Board of Directors and Audit and Finance Committee (the "Audit Committee"), as approved by the Board at its July 15, 2020 meeting (the "Effective Date"). In consideration for your service on the Board and Audit Committee, you will receive the following compensation: • Cash Fees: Initially, your cash compensation will consist of $55,000, comprised of an annual retainer of $45,000 for Board membership and $10,000 for Audit Committee membership, paid in equal quarterly amounts at the end of each quarter for which you have provided service, prorated from the Effective Date. • Equity Grants: You will receive an initial equity grant under the Company's Equity Incentive Plan valued at $110,000, prorated from the Effective Date, such initial equity grant to be comprised of 70% in restricted shares of the Company's common stock and 30% in stock options to purchase the Company's common stock (the "Initial Equity Grant''). The Initial Equity Grant will immediately vest on May 29, 2021. The stock options shall have an exercise price per share equal to the fair market value of the shares of the Company's common stock on the close of market prior to the initial option grant date of July 30, 2020 (the "Initial Option Grant Date"). In addition, you will be eligible to receive annual equity grants for continued Board service pursuant to the Company's then current outside director compensation policy. The compensation set forth above is subject to change from time to time in the future as determined by the Compensation Committee of the Board. The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board and Audit Committee, in accordance with the Company's expense reimbursement policy in effect from time to time. In addition, you will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally,

Mr. Michael A. Kelly August 11, 2020 Page 2 as set forth in the Company's certificate of incorporation, bylaws, an indemnification agreement between you and the Company (which will be provided to you separately and will be effective on the first date of your appointment), and any director and officer insurance the Company may have and maintain from time to time. In accepting this appointment, you are representing to us that you (i) do not know of any conflict which would restrict your ability to serve on the Board or the Audit Committee, and (ii) will not provide the Company with any documents, records, or other confidential information in violation of the rights of other parties. You also agree to execute a non-disclosure agreement between you and the Company (which will be provided to you separately and will be effective on the first date of your appointment). This letter sets forth the entire compensation you will receive for your service on the Board and the Audit Committee. Nothing in this letter should be construed as an offer of employment. We believe that your appointment to the Board and Audit Committee will be of immense value to the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to me. Sincerely, NEOGENOMICS, INC. By: Douglas M. VanOort Chairman and Chief Executive Officer Agreed and Accepted: Michael A. Kelly Date: August 11, 2020